Exhibit 10.3

TRANSITION SERVICES AGREEMENT

between

CALAMP WIRELESS NETWORKS CORPORATION

and

SVRUSA CO., LLC

dated as of

March 15, 2021

TABLE OF CONTENTS

Article I SERVICES

Section 1.01Provision of Services

Section 1.02Standard of Service

Section 1.03Third-Party Service Providers

Section 1.04Access to Premises

Section 1.05Post-Termination Services

Section 1.06No Authority to Bind

Article II COMPENSATION

Section 2.01Responsibility for Wages and Fees

Section 2.02Terms of Payment and Related Matters

Section 2.03Extension of Services

Section 2.04Terminated Services

Section 2.05Invoice Disputes

Section 2.06Books and Records

Section 2.07Taxes

Article III TERMINATION

Section 3.01Termination of Agreement

Section 3.02Breach

Section 3.03Insolvency

Section 3.04Effect of Termination

Section 3.05Force Majeure

Article IV CONFIDENTIALITY

Section 4.01Confidentiality

Article V LIMITATION ON LIABILITY; INDEMNIFICATION

Section 5.01Limitation on Liability

Section 5.02Indemnification

i

Article VI MISCELLANEOUS

Section 6.01Notices

Section 6.02Interpretation

Section 6.03Headings

Section 6.04Severability

Section 6.05Entire Agreement

Section 6.06Successors and Assigns

Section 6.07No Third-Party Beneficiaries

Section 6.08Amendment and Modification; Waiver

Section 6.09Governing Law; Submission to Jurisdiction

Section 6.10Waiver of Jury Trial

Section 6.11Counterparts

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of March 15, 2021, is entered into between CALAMP WIRELESS NETWORKS CORPORATION, a Delaware corporation (“Seller”), and SVRUSA CO., LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Equity Purchase Agreement, dated as of March 14, 2021 (the “Purchase Agreement”), between Spireon ATS Parent, Inc., a Delaware corporation, and Seller.

RECITALS

WHEREAS, Buyer and Seller have entered into the Purchase Agreement pursuant to which, among other things, Seller has agreed to sell, assign, transfer, convey and deliver to Buyer, and Buyer has agreed to purchase from Seller, all of the outstanding capital stock of the Company, all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the Business to the Company and as a condition to consummating the transactions contemplated by the Purchase Agreement, the Company and Seller have agreed to enter into this Agreement, pursuant to which Seller will provide, or cause its Affiliates to provide, the Company with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, following execution of this Agreement, the Company and Seller shall enter into an additional services agreement for the procurement of the services set forth therein (the “Services Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Company and Seller hereby agree as follows:

Article I
SERVICES

Section 1.01Provision of Services

.

(a)Seller agrees to provide, or to cause its Affiliates to (i) provide the same services that are to be provided to the Company under the Services Agreement, (ii) maintain inventory, fulfill orders and invoice customers on behalf of the Company for sales of “LoJack” products and services, and (iii) provide the services (each of the foregoing in clauses (i) – (iii), a “Service” and collectively, the “Services”) set forth on

Exhibit A attached hereto (as such exhibit may be amended or supplemented pursuant to the terms of this Agreement, the “Service Exhibit”) to the Company for the respective periods and at the cost and on the other terms and conditions set forth in this Agreement and in the Service Exhibit.

(b)The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, the Company agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(c)Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Seller under this Agreement to provide Services shall terminate six (6) months following the Effective Date of the Purchase Agreement (the “End Date”, and such six (6) month period, the “Initial Term”). Notwithstanding the foregoing, the parties acknowledge and agree that the Company may determine from time to time that it does not require all the Services set out in the Service Exhibit or that it does not require such Services for the entire period up to the End Date. Accordingly, the Company may terminate any Service, in whole and not in part, upon notification to Seller in writing of any such determination. Such notification shall specifically identify the Service and the desired End Date. Further, the parties acknowledge that they may require the Service beyond the End Date. Accordingly, upon mutual written agreement between the Company and Seller of at least fifteen (15) calendar days prior to the End Date, the parties may mutually agree to extend this Agreement in additional thirty (30) day increments following the End Date (each such additional thirty (30) day increment a “Renewal Term” and together with the Initial Term, the “Term”) If this Agreement is renewed for any Renewal Terms pursuant to this Section 1.01(c), the terms and conditions of this Agreement during each such Renewal Term shall be the same as the terms and conditions in effect immediately prior to such renewal.

Section 1.02Standard of Service

.

(a)Seller represents, warrants and agrees that the Services shall be provided in good faith, in accordance with Law in a manner that does not favor (in terms of quality or timeliness of service or the ability of employees providing the Services) any other Person over the Company and, except as specifically provided in the Service Exhibit, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1.03, Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence related to the provision of Services.  Seller shall maintain in effect all insurance policies currently maintained by it (and shall not change or amend such policies), and, at the Company’s request, Seller shall cause the Company to be named as a loss payee and an additional insured thereunder (without any liability for any premiums) to the extent applicable to the Services.

(b)Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, Seller makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. the Company acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Seller as an independent contractor.

Section 1.03Third-Party Service Providers

. It is understood and agreed that Seller may have been retaining, and may continue to retain, third-party service providers to provide some of the Services to the Company. In addition, Seller shall have the right to hire other third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices, Seller shall obtain the prior written consent of the Company to hire such subcontractor, such consent not to be unreasonably withheld.

Section 1.04Access to Premises

.

(a)In order to enable the provision of the Services by Seller, the Company agrees that it shall provide to Seller and its Affiliates' employees and any third-party service providers or subcontractors who provide Services, at no cost to Seller, access to the facilities of the Company and reasonable access to the assets, books and records of the Company, in all cases to the extent necessary for Seller to fulfill its obligations under this Agreement.

Section 1.05Post-Termination Services

. Upon termination of this Agreement in its entirety pursuant to Section 3.01, Seller will continue to provide services pursuant to and in accordance with the Services Agreement.

Section 1.06No Authority to Bind

. Seller will not have any authority to bind or otherwise commit the Company in connection with the performance of the Services or otherwise.

Article II
COMPENSATION

Section 2.01Responsibility for Wages and Fees

. For such time as any employees of Seller or any of its Affiliates are providing the Services to the Company under this Agreement, (a) such employees will remain employees of Seller or such

Affiliate, as applicable, and shall not be deemed to be employees of the Company for any purpose, and (b) Seller or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker's compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.02Terms of Payment and Related Matters

.

(a)As consideration for provision of the Services, the Company shall pay Seller the amount specified for each Service on the Service Exhibit as follows:

(i)Seller shall invoice Buyer for the costs that are set forth on the Services Exhibit as “Variable Costs,” for actual charges incurred in providing the Services, consisting of direct cost to manufacture, procurement and distribution of stolen vehicle recovery products, outsourced installation services, outsourced call center services, dealer and agent incentives, telecommunication services, cloud hosting services, and all costs incurred in the sales cycle with dealerships;

(ii)Seller shall invoice Buyer for actual charges incurred in providing the Services for costs that are set forth in the Services Exhibit as “direct fixed costs,” consisting of compensation and benefits for employees engaged solely in the LoJack stolen vehicle recovery business in the United States for network operations, engineering support, law enforcement liaisons, command center and call center support and the following outsourced services; Futuretech Services, NextGenRF, third party logistic centers and information technology managed services; and

(iii)Seller shall invoice Buyer for the costs that are set forth in the Services Exhibit as “administrative costs,” consisting of accounting and billing, legal support, finance, information technology and insurance (the amount of such costs shall be based on an agreed-upon allocation methodology that in no event will allocate to the Company a greater percentage of costs then the percentage of costs that is historically allocated to the Business).

(b)Subject to Section 2.02(d), Seller will pay to the Company cash collected against receivables existing as of the closing date or generated from revenues billed on behalf of the Company.

(c)During the Term, (i) Seller shall not change the prices that it charges to customers of the Business without the Company’s prior written consent, (ii) Seller may not charge the Company for any “dealer/agent incentives” unless included in Final Closing Working Capital or incurred in connection with sales made on behalf of the Company and (iii) Seller may not allocate costs it incurs  in connection with the provision of the Services unless the allocation of such costs is consistent with its allocation of the same type of costs to the Business prior to the date of the Press Release.

(d)As more fully provided in the Service Exhibit and subject to the terms and conditions therein:

(i)Seller shall provide the Company, in accordance with Section 6.01 of this Agreement, with monthly invoices (“Invoices”) in substantially the form attached hereto as Exhibit B promptly after the end of each month, which shall set forth in reasonable detail, with such supporting documentation as the Company may reasonably request, including, without limitation, and amounts due pursuant to Section 2.02(b);

(ii)payments pursuant to this Agreement shall be made within forty-five (45) days after the date of receipt of an Invoice by the Company from Seller. Seller reserves the right to charge interest on any amount which has been due from the Company for more than forty-five (45) days, at a rate equal to the prime lending rate (as quoted in The Wall Street Journal on the last business day of the month of such overdue Invoice) plus three percent (3%) per annum; and

(iii)all amounts due under this Section 2.02(d) shall be net of amounts collected by Seller on behalf of the Company pursuant to Section 2.02(b); and in the event that the amounts due to the Company pursuant to Section 2.02(b) for any monthly period exceed the amounts payable by the Company for such period, then the Company shall pay the amount of such excess to the Company within forty-five (45) days after provision of an Invoice that indicates such excess is due.  The Company reserves the right to charge interest on any amount which has been due from Seller for more than forty-five (45) days, at a rate equal to the prime lending rate (as quoted in The Wall Street Journal on the last business day of the month of such overdue Invoice) plus three percent (3%) per annum.

(e)It is the intent of the parties that the compensation set forth in the Service Exhibit reasonably approximates the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Seller to receive profit or incur loss. If at any time Seller believes that the payments contemplated by a specific Service Exhibit are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, or the Company believes that the payments contemplated by a specific Service Exhibit materially overcompensate Seller for such Services, such party shall notify the other party as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03Extension of Services

. The parties agree that Seller shall not be obligated to perform any Service after the applicable End Date; provided, however, that if the Company desires and Seller agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Seller for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. Any Services so performed by Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04Terminated Services

. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Seller shall have no further obligation to provide the applicable terminated Services and the Company will have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by the Company prior to such termination).

Section 2.05Invoice Disputes

. In the event of an Invoice dispute, the Company shall deliver a written statement to Seller listing all disputed items and providing a reasonably detailed description of each disputed item. The parties shall seek to resolve all such disputes expeditiously and in good faith. Seller shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.06Books and Records

. Seller shall keep true, complete and accurate books of account containing such particulars as may be necessary for the purpose of calculating the above costs and expenses, and in order to verify the costs and expenses of Seller in connection with the performance of the Services hereunder, the Company and its representatives shall have the right to:  (a) audit, examine and make copies of the books of account and other records of Seller insofar as they relate to the Services during normal business hours on reasonable advance notice; (b) visit the facilities of Seller during normal business hours on reasonable advance notice; and (c) discuss the affairs of Seller insofar as they relate to the Services with its officers, employees, accountants and attorneys (subject, in the case of attorneys, to any applicable privilege) during normal business hours on reasonable advance notice.  Such right may be exercised through any agent or employee of the Company designated by it or by independent certified public accountants or counsel designated by the Company.  The Company shall bear all expenses and out-of-pocket costs and expenses incurred in any audit or examination made for its account; provided, however, that in the event any such audit or examination shall disclose a monthly overpayment of more than 5% or $10,000, whichever is greater, Seller shall reimburse the Company for the amount of such overpayment, as well as the Company’s reasonable cost of such audit or examination, within five days of the Company’s demand therefor.

Section 2.07Taxes

. The Company and Seller shall reasonably cooperate to minimize, to the extent permitted by applicable law, (a) any sales or use tax due on any sales to third parties of any products to which the Services relate; and (b) Seller’s role in sales and use tax compliance with respect to such sales. For the avoidance of doubt, as

Seller is acting as an agent on behalf of the Company, if the Company is required to have wholesale sales tax exemption certificates, retail sales tax exemption certificates or other related documentation where direct to consumer sales are performed, it shall be the Company’s responsibility to obtain such documentation.

Article III
TERMINATION

Section 3.01Termination of Agreement

. Subject to Section 3.04, this Agreement shall terminate in its entirety upon the earlier of the following: (i) on the date upon which Seller shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(c) or Section 3.02; or (ii) in accordance with Section 3.03.

Section 3.02Breach

. Any party (the "Non-Breaching Party") may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the "Breaching Party") if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service.

Section 3.03Insolvency

. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04Effect of Termination

. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.06, Section 2.07, Section 3.06, Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement.

Section 3.05Force Majeure

. The obligations of Seller under this Agreement with respect to any Service shall be suspended during the period and to the extent that Seller is prevented or hindered from providing such Service, or the Company is prevented or hindered from receiving such Service, due to any of the following causes beyond such party's reasonable control (such causes, "Force Majeure Events"): (i) acts of God, (ii)

flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, (x) any new plague, epidemic, pandemic, outbreaks of infectious disease or any other public health crisis, including quarantine or other employee restrictions (excluding, for the avoidance of doubt, COVID-19 pandemic and any quarantine or employee restrictions resulting therefrom existing prior to the date hereof); or (xi) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither the Company nor Seller shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

Article IV
CONFIDENTIALITY

Section 4.01Confidentiality

.

(a)During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party's financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, "Confidential Information"). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party's Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the "Receiving Party") may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the "Permitted Purpose"). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible and permissible, the disclosing party (the

"Disclosing Party"), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party's rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b)Notwithstanding the foregoing, "Confidential Information" shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Receiving Party's option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing. Notwithstanding the foregoing, the Receiving Party shall be permitted to retain copies of the Confidential Information to the extent (i) required to comply with applicable law, governmental or regulatory authority or stock exchange, including the rules of a professional body or accounting rules, or its bona fide internal compliance or audit policies and procedures, or (ii) created pursuant to routine backup or automatic archiving procedures.

(d)For the avoidance of doubt, the obligations of the parties under this Section 4.01 are in addition to any other confidentiality obligations to which they are subject.

Article V
LIMITATION ON LIABILITY; INDEMNIFICATION

Section 5.01Limitation on Liability

. In no event shall Seller have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party's sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. The Company acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

Section 5.02Indemnification

.

(a)Seller shall indemnify, defend and hold harmless the Company and its Affiliates (including Buyer) and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”), from and against all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of Seller’s breach of its obligations under this Agreement or gross negligence or willful misconduct by Seller in the performance of its obligations under this Agreement.

(b)The Company agrees to promptly notify Seller in writing of any indemnifiable claim, but the failure to so notify shall not relieve Seller of any Liability that it may have to an indemnified party except to the extent the Seller is materially prejudiced by the failure to give such prompt notice.

(c)Seller shall have the right to participate in and assume control over the compromise and defense of any third party claim for which indemnification is sought hereunder, but only if Seller has sufficient financial resources to pay the full amount of the potential liability with respect thereto.  The Indemnified Parties shall have the right to employ separate counsel in any Action with respect to such third party claim and to participate in (but not control) the defense thereof, but the fees and expenses of such separate counsel shall not be at the expense of Seller unless (i) a third party seeks an injunction or other equitable relief that affects in any material respect the title of an Indemnified Party to its assets or the ability of an Indemnified party to conduct its business, (ii) Seller or the Indemnified Party determine with the advice of counsel that an actual or potential conflict of interest between such parties may exist in respect of such Action, (iii) Seller shall fail to defend or prosecute such Action within a reasonable time, in which case Seller shall not have the right to direct the defense of such Action on behalf of the Indemnified Party or (iv) Seller does not have sufficient financial resources to pay the full amount of the potential liability in such Action.  Seller shall have the right to approve (such approval not to be unreasonably withheld or delayed) and be required to pay all Losses incurred by an Indemnified Party in connection with the defense, settlement or compromise of any Action controlled by an Indemnified Party pursuant to the prior sentence.

(d)Seller shall not:  (i) without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) enter into any settlement, adjustment or compromise of a third party claim for which indemnification is sought hereunder involving injunctive or similar equitable relief being asserted against such Indemnified Party or any of its Affiliates (other than any such third party claim referred to in Section 5.02(c)(i) above); or (ii) effect the settlement of any other pending or threatened proceeding in respect of which an Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Article VI
MISCELLANEOUS

Section 6.01Notices

. All Invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the fourth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

(a)if to Seller:

CalAmp Wireless Networks Corporation

15635 Alton Parkway, Suite 250

Irvine, CA 92618

Attention: Stephen Moran, Senior Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Barnes & Thornburg, LLP

655 W Broadway Unit 1300

San Diego, CA 92101

Attention: Eric Beste; Lee Kolodny

(b)if to the Company:

SVRUSA Co., LLC
16802 Aston Street
Irvine, CA 92606

Attention: Kevin Weiss, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention:  Chuck Samuelson

Section 6.02Interpretation

. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 6.03Headings

. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04Severability

. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.05Entire Agreement

. This Agreement, including the Service Exhibit, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.06Successors and Assigns

. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Newco may collaterally assign its rights hereunder to its lenders and either party may assign its rights hereunder to its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.  Any assignment in violation of this Agreement shall be null and void ab initio.

Section 6.07No Third-Party Beneficiaries

. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.08Amendment and Modification; Waiver

. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.09Governing Law; Submission to Jurisdiction

. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of California in each case located in the city of Irvine and county of Orange, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.10Waiver of Jury Trial

. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.10.

Section 6.11Counterparts

. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CALAMP WIRELESS NETWORKS CORPORATION
By:	/s/ Jeff Gardner
Name:	Jeff Gardner
Title:	CEO

SVRUSA CO., LLC
By:	/s/ Jeff Gardner
Name:	Jeff Gardner
Title:	CEO

EXHIBIT A

SEE ATTACHED

EXHIBIT B

SEE ATTACHED